Exhibit 99.1

Investor Relations inquiries: Jerome Holland Matson, Inc. 510.628.4021 jholland@matson.com	News Media inquiries: Keoni Wagner Matson, Inc. 510.628.4534 kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON SIGNS CONTRACT WITH NASSCO TO BUILD TWO NEW CON-RO SHIPS FOR HAWAII SERVICE

•                 Kanaloa Class ships complete renewal of Matson’s Hawaii fleet

•                 State-of-the-Art “Green Ship” Technologies reduce carbon footprint

HONOLULU, Hawaii (August 25, 2016) – Matson, Inc. (“Matson”; NYSE: MATX) today announced that its subsidiary, Matson Navigation Company, Inc., a leading U.S. carrier in the Pacific, has signed a contract with General Dynamics NASSCO, a wholly owned subsidiary of General Dynamics (NYSE: GD) to build two new combination container and roll-on/roll-off (“Con-Ro”) vessels for its Hawaii fleet at a contract price of $511 million for both vessels with deliveries scheduled for the end of 2019 and mid-year 2020.

Matson is calling these vessels the Kanaloa Class in honor of the ocean deity revered in the native Hawaiian culture and will name each of the new vessels after predecessor ships from its 134-year history.  The first vessel will be named Lurline, the sixth Matson vessel to carry that name, while the second vessel will be its fifth named Matsonia.

The Kanaloa Class vessels will be built on a 3,500 TEU vessel platform, which is 265 meters long, 34.9 meters wide (beam), with a deep draft of 11.5 meters and enclosed garage space for up to 800 vehicles.  In addition, the new vessels will have state-of-the-art green technology features, including a fuel efficient hull design, environmentally safe double hull fuel tanks, fresh water ballast systems and dual-fuel engines, meaning that they will be able to operate at speeds up to 23 knots on either conventional fuel oils or liquefied natural gas (“LNG”) with some adaptation for LNG.  These advancements are important to Hawaii as a means to reduce fuel consumption, and will result in significant emissions reductions over time.

The two Kanaloa Class ships will replace three diesel powered vessels in active service, which will be moved to reserve status.  With delivery of the Kanaloa Class ships, along with its two new Aloha Class ships, Matson will have completed the renewal of its Hawaii fleet, allowing it to retire its seven older steamship vessels that will no longer comply with environmental regulations in 2020 without substantial modification.

The larger capacity of the Aloha Class and Kanaloa Class vessels will allow Matson to return to an optimal nine-ship fleet deployment in Hawaii, increasing efficiency and lowering operating costs.  The Kanaloa Class vessels are expected to be more fuel efficient than the ships they will replace and will add rolling stock carrying capacity while lowering operating, repair and maintenance, and dry-docking costs.

“This vessel order underscores Matson’s long-standing commitment to serve Hawaii with the largest, most reliable, efficient and environmentally friendly fleet for the long-term,” said Matt Cox, president and CEO.  “The Kanaloa Class ships will be built specifically to meet Hawaii’s freight demands while reducing our environmental impact and improving our efficiency for decades to come.”

Matson expects to finance the Kanaloa Class vessels primarily through cash flows from operations, borrowing available under the Company’s unsecured revolving credit facility and additional debt financings, which could include U.S. Government guaranteed vessel finance bonds (Title XI).

About Matson

Founded in 1882, Matson is a leading U.S. carrier in the Pacific. Matson provides a vital lifeline to the economies of Hawaii, Alaska, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California. The Company’s fleet of 22 owned vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, and less-than-container load (“LCL”) freight consolidation and forwarding to Alaska. Additional information about Matson, Inc. is available at www.matson.com.

Forward-Looking Statements

Certain information set forth in this communication, including vessel delivery dates, financial results, increased fleet efficiency, fleet deployment, future vessel replacement expectations, financings, and anticipated long-term borrowing levels and capital allocation strategies, constitutes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These estimates, expectations and statements are based upon the current beliefs and expectations of the management of Matson and are subject to risks and uncertainties that could cause actual results to differ materially from those expected in or suggested by such statements, including but not limited to risks and uncertainties relating to: the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement for the Kanaloa Class vessel construction; the ability of the shipyards to construct and deliver the Aloha Class and Kanaloa Class vessels on the contemplated timeframes;  regional, national and international economic conditions; changes in general economic and/or industry-specific conditions; conditions in the financial markets; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; and the occurrence of marine accidents, poor weather or natural disasters.  These forward-looking statements are not guarantees of future performance.  This communication should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.  We do not undertake any obligation to update our forward-looking statements.

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